Exhibit 3.1
SECOND AMENDMENT TO THE SECOND AMENDED AND RESTATED BYLAWS
OF
CRUSADER ENERGY GROUP INC.
          THIS SECOND AMENDMENT (this “Second Amendment”) TO THE SECOND AMENDED AND RESTATED BYLAWS OF CRUSADER ENERGY GROUP INC., a Nevada corporation (the “Corporation”), has been adopted effective as of the 29th day of March, 2009.
RECITALS:
          A. The Second Amended and Restated Bylaws of the Corporation were adopted by the Board of Directors of the Corporation (the “Board”) on December 31, 2007 (the “Second Amended and Restated Bylaws”);
          B. The First Amendment to the Second Amended and Restated Bylaws was adopted by the Board on June 26, 2008 (the “First Amendment” and, the Second Amended and Restated Bylaws as amended by the First Amendment, the “Bylaws”);
          C. Pursuant to Article XI, Section 11.1 and Article III, Section 3.10 of the Bylaws, the Board is expressly authorized to amend the Bylaws by an affirmative vote of a majority of the directors present at a meeting of the Board at which a quorum is present;
          D. At a meeting of the Board held on March 29, 2009 at which all the directors were present, the Board unanimously adopted an amendment to Article III, Section 3.8 of the Bylaws as set forth in Section 1 below; and
          E. The Board deems it advisable that the Bylaws of the Corporation be further amended as provided in this Second Amendment.
          The Bylaws are hereby amended as follows:
          1. In accordance with Article XI, Section 11.1 and Article III, Section 3.10 of the Bylaws, the first sentence of Article III, Section 3.8 of the Bylaws is hereby deleted in its entirety and replaced with the following:
“Section 3.8 Notice of Meetings. Except as otherwise provided in Section 3.5 above, there shall be delivered to each director at the address appearing for him or her on the records of the Corporation, at least 2 hours before the time of such meeting, a copy of a written notice of any meeting (a) by delivery of such notice personally, (b) by mailing such notice postage prepaid, (c) by facsimile, (d) by overnight courier, (e) by telegram, or (f) by electronic transmission or electronic writing, including, but not limited to, email.”
          2. Except as specifically amended hereby, the Bylaws shall continue in full force and effect.
[SIGNATURE ON FOLLOWING PAGE]

CERTIFICATE
          I, the undersigned Secretary of the Corporation, do hereby certify that the foregoing is a true and complete copy of the Second Amendment to the Second Amended and Restated Bylaws of Crusader Energy Group Inc. reflecting an amendment to Article III, Section 3.8 of the Bylaws as unanimously approved by the Board at a meeting held on March 29, 2009.
          In Witness Whereof, I have hereunto subscribed my name this 30 day of March, 2009.

/s/ Charles L. Mullens, Jr.
Charles L. Mullens, Jr., Secretary

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